Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Ecovyst 401(k) Savings Plan
Malvern, Pennsylvania

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-227643) of Ecovyst Inc. of our report dated June 27, 2022 relating to the financial statements and supplemental schedules of the Ecovyst 401(k) Savings Plan which appears in this Form 11-K for the year ended December 31, 2021.

/s/ Boyle CPA, LLC
Red Bank, New Jersey
June 27, 2022